Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD 10 AND THIRD QUARTER BLENDED SAME-STORE SALES

Company Provides Comments on Third Quarter Cost Trends

CARPINTERIA, Calif. – Nov. 14, 2007 – CKE Restaurants, Inc. (NYSE: CKR) announced today period 10 same-store sales for the four weeks ended Nov. 5, 2007, for Carl’s Jr.® and Hardee’s® as well as third quarter results for the twelve weeks ended on the same date.

Brand	Period 10		Third Quarter		Fiscal Year to Date
	FY 2008	FY 2007	FY 2008	FY 2007	FY 2008	FY 2007
Carl’s Jr.	+2.0%	+3.4%	+0.7%	+6.2%	+0.8%	+5.5%
Hardee’s	+3.6%	+3.4%	+2.7%	+5.6%	+2.4%	+4.8%
Blended	+2.8%	+3.4%	+1.7%	+5.9%	+1.6%	+5.2%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are pleased to report positive blended same-store sales of 2.8 percent for period 10 and 1.7 percent for the third quarter. In addition, we are very pleased to report our sixth consecutive period of positive blended same-store sales, the 25th consecutive period of positive same-store sales for Hardee’s and our eighth consecutive quarter of positive blended same store-sales.”

“For period 10, on a two-year cumulative basis, Carl’s Jr. same-store sales have increased 5.4 percent and Hardee’s same-store sales have increased seven percent. For the third quarter, on a two-year cumulative basis, Carl’s Jr. same-store sales have increased 6.9 percent and Hardee’s same store sales have increased 8.3 percent.”

“Both brands benefited from a price increase implemented at the beginning of period 10 which does not appear to have negatively impacted sales. Both brands also took an additional price increase near the beginning of period 11 to further offset increased operating costs. Going forward, we will maintain our focus on our innovative premium products and superior customer service initiatives, as well as our ongoing remodel and dual-branding programs.”

“Carl’s Jr. promoted the Patty Melt Burger for most of period 10, and reintroduced the Portobello Mushroom Six Dollar Burger™ in the final week of the period. The burger was first offered two years ago and received awards and consumer praise and also remains the only fast-food burger to be topped with premium-quality Portobello mushrooms that have been sliced and sautéed with garlic and parsley. Carl’s Jr. also featured the latest variety of its Hand-Scooped Ice Cream Shakes & Malts™, the Strawberry Banana Smoothie Shake™, and the Green Burrito Taco Salad™ during the period, as well as the unique Breakfast Club Sandwich” said Puzder. “Carl’s Jr. average unit volume for period 10 was higher than any comparable period 10 ever.”

“For the third quarter, Carl’s Jr. recorded a 0.7 percent same-store sales increase on top of a strong 6.2 percent increase in the prior year quarter.” Revenue for the third quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $135.8 million.

“Hardee’s continued to feature the Hawaiian Chicken Sandwich during the period and the Patty Melt Thickburger™. In addition, during the breakfast daypart, Hardee’s introduced the Country Breakfast Burrito™ on Oct. 15. Featuring two egg omelets filled with crumbled bacon and sausage, diced ham and shredded cheddar cheese with hash rounds and a generous ladle of sausage gravy, all wrapped in a warm flour tortilla, the burrito received a substantial amount of press coverage following its debut,” Puzder continued. “Hardee’s period 10 average unit volume was higher than any comparable period 10 since 1994, which is as far back as we can check.”

“Hardee’s same-store sales for the third quarter increased 2.7 percent on top of a strong 5.6 percent increase in the prior year quarter.” Revenue for the third quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $137.4 million.

For the third quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s	$135.8 million 137.4 million

Total	$273.2 million

Third Quarter Cost Trends

“Similar to last quarter, we are providing some general insight with respect to certain of our operating expenses for the third quarter. Investors should be aware we have yet to complete our review of the cost components for the full quarter, and that there may be other material trends which could adversely or positively impact operating expenses or our business in general.”

“On a consolidated basis, restaurant operating expenses in second quarter this year were 300 basis points higher than in second quarter of fiscal 2007.  As set forth below, in third quarter this year, we expect to see a narrowing of this gap in restaurant operating expenses versus the prior year quarter.  We anticipate the gap will have narrowed to between 185 and 215 basis points.  This narrowing is due to a number of factors including a price increase we took at the beginning of period 10, the last period of third quarter. To further narrow this gap, we took an additional price increase near the beginning of period 11 in both brands.  To date, we believe these price increases have not negatively impacted sales.  We will not see the full impact of these price increases on our operating results until the end of fourth quarter.”

“We continue to experience higher food costs at both our brands due to increased prices for beef, cheese and oils, as well as higher pork costs at Hardee’s. As a result, we anticipate food and packaging costs as a percentage of company-operated revenue to be 100 to 110 basis points higher than our results for the third quarter of fiscal 2007. In the prior year third quarter, food and packaging costs on a consolidated basis, excluding La Salsa (which is now classified as a discontinued operation), were 29.0 percent of company-operated revenue.”

“Labor and employee benefits costs as a percent of company operated revenue are expected to be 15 to 25 basis points below our reported results for the third quarter of fiscal 2007. In the prior year third quarter, labor and employee benefit costs on a consolidated basis, excluding La Salsa, were 28.9 percent of company-operated revenue.”

“Occupancy expense at Carl’s Jr. continues to be negatively impacted by consumer price index (CPI) and fair market value (FMV) based rent increases over prior year and higher depreciation due to our new point of sale (POS) system and our ongoing remodel program. We anticipate consolidated occupancy and other costs as a percent of company-operated revenue for the third quarter will be approximately 110 to 120 basis points higher than the results reported in the third quarter of fiscal 2007. In the prior year third quarter, occupancy and other costs on a consolidated basis, excluding La Salsa, were 21.8 percent of company-operated revenue.”

Same-store sales results for period 11, ending Dec. 3, 2007, will be reported on or about Dec. 12, 2007.

As of the end of its fiscal 2008 second quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,036 franchised, licensed or company-operated restaurants in 42 states and in 13 countries, including 1,111 Carl’s Jr. restaurants and 1,909 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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